Exhibit 99.l

DTS Provides Preliminary First Quarter 2007 Results

Agoura Hills, Calif. - May 10, 2007 - DTS, Inc. (Nasdaq: DTSI) today provided preliminary results for the first quarter ended March 31, 2007. The Company also announced today that it intends to delay the filing of its Form 10-Q for the first quarter of 2007.

For the first quarter ended March 31, 2007, the Company announced, subject to completion of its review process, preliminary revenues and gross margins of approximately $12.6 million and 98%, respectively, and operating margins in excess of 20%. The Company also reiterated its outlook for full year 2007 results from continuing operations of $53 to $58 million in revenue and EPS of $0.40 to $0.47.

“The quarter marked the first contribution from the HD-DVD and Blu-ray Disc formats, kicking off what we expect to be an important and profitable product cycle for DTS,” commented Jon Kirchner, president and CEO of DTS, Inc. “In addition to generating more than five percent of revenue from next generation formats, we saw continued growth in the car market. In the home A/V market we experienced softness as expected, which we attribute to the maturing market for DVD products and the industry’s transition to the HD-DVD and Blu-ray Disc formats. These high-definition formats are gaining momentum as equipment manufacturers announce new and advanced players at more attractive price points and content providers accelerate the amount of content available.

“Also in the quarter, we continued to make important progress in the broadcast market which is underscored by the recent announcement that Norway has selected the DTS/Coding Technologies solution as a mandatory part of its digital terrestrial set-top box broadcast standard for multi-channel audio services.  Deployment of the technology is expected to occur later in 2007. In addition, we are working actively with a number of set top box and integrated circuit manufacturers to support the expanded use of DTS technologies in their broadcast and IPTV deployment plans.

“With respect to the sale of our DTS Digital Cinema business, we are narrowing our discussions to a select group of strategic and financial buyers and believe we are on track to complete the sale in the second half of 2007.

“As we look ahead, we believe that we are taking the right steps to position our business for future growth and improved profitability. We are very optimistic about the revenue potential from the new high definition formats in the home, PC, game and car markets, but are cautious about timing as the market works through the high definition transition. As a result, we expect to see stronger growth in the latter part of 2007 and into 2008,” concluded Kirchner.

Form 10-Q Filing Delay
The Company also announced today that it intends to delay the filing of its Form 10-Q for the first quarter of 2007 and will file a Form 12b-25, “Notice of Late Filing.” As permitted under Rule 12b-25 of the Securities Exchange Act of 1934, as amended, management determined that the Company could not meet the filing deadline for its Form 10-Q without unreasonable effort and expense. The delay in filing is caused by several matters that impacted the timeline and process for preparing and reviewing financial statements this quarter, including complexities relating to the separation and restructuring of its businesses, accounting for DTS Digital Cinema as a discontinued operation, its analysis of how it has estimated and reported investment interest, the implementation of FIN 48, and the adoption of a new ERP system.

Conference Call Information
DTS will broadcast a conference call today, Thursday, May 10, 2007, starting at 5:00 p.m. Eastern Daylight Time. The live webcast of the call will be available from the Investor Relations section of the company’s corporate website at www.dts.com. A replay of the webcast will begin two hours after the completion of the call. An audio replay of the call will also be available to investors beginning at 7:00 p.m. EDT on May 10, 2007 through May 14, 2007, by dialing 800-405-2236 and entering the passcode 11088818. Callers outside the U.S. and Canada may access the replay by dialing 303-590-3000 and entering the passcode 11088818.

About DTS
DTS, Inc. (Nasdaq:DTSI) is a digital technology company dedicated to delivering the ultimate entertainment experience. DTS decoders are in virtually every major brand of 5.1-channel surround processor, and there are hundreds of millions of DTS-licensed consumer electronics products available worldwide. A pioneer in multi-channel audio, DTS technology is in home theatre, car audio, PC and game console products, as well as DVD-Video, Surround Music and DVD-ROM software. DTS audio products are featured on more than 27,000 motion picture screens worldwide. Additionally, DTS provides imaging technology and services for the motion picture industry. In February 2007, DTS announced its intent to focus exclusively on licensing branded entertainment technology and that it intends to sell its DTS Digital Cinema business, which is comprised of DTS’ cinema audio, digital images and digital cinema activities. Founded in 1993, DTS is headquartered in Agoura Hills, California and has offices in the United Kingdom, France, Italy, Canada, Hong Kong, Japan and China. For further information, please visit www.dts.com.
DTS is a registered trademark of DTS, Inc.

Investor Relations Contact:	Press Contact:
Erica Abrams	Kristin Thomson
The Blueshirt Group for DTS	Director of Public Relations
415-217-5864	DTS
erica@blueshirtgroup.com	818-706-3525
kristin.thomson@dts.com

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause DTS' results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or financial or operating performance; statements of belief and any statements of assumptions underlying any of the foregoing. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to, the timing, costs and attention attendant to the divesture of our non-consumer business, the transition to the next generation optical drives and consumer adoption of such technology, the rapidly changing and competitive nature of the digital audio, consumer electronics and entertainment markets, the company's inclusion in or exclusion from governmental and industry standards, customer acceptance of the company’s technology, products, services and pricing, risks related to ownership and enforcement of intellectual property, the continued release and availability of entertainment content containing DTS audio soundtracks, changes in domestic and international market and political conditions, risks related to integrating acquisitions and other risks and uncertainties more fully described in DTS’ public filings with the Securities and Exchange Commission, available at www.sec.gov. DTS does not intend to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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